Exhibit 99.1

CONTACT:
GTC Biotherapeutics, Inc.	Feinstein Kean Healthcare for GTC
Thomas E. Newberry	Biotherapeutics, Inc.
Vice President, Corporate Communications	Francesca DeVellis
(508) 370-5374 or	(617) 577-8110 or
tom.newberry@gtc-bio.com	francesca.devellis@fkhealth.com

GTC BIOTHERAPEUTICS REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

FRAMINGHAM, MA – August 9, 2007 – GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) reported today its financial results for the second quarter ended July 1, 2007. The total net loss for the quarter was $10.6 million, or $0.14 per share, compared with $9.1 million, or $0.15 per share, in the second quarter of 2006. The total net loss for the first six months of 2007 was $18.1 million, or $0.23 per share, compared to $17.6 million, or $0.29 per share, for the first six months of 2006.

“Our European partner for ATryn®, LEO Pharma A/S, has made good progress in the quarter in introducing the product to the physician community in Europe for the hereditary deficiency indication while also initiating the Phase II clinical study for the large market indication in disseminated intravascular coagulation, or DIC, associated with severe sepsis,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer. “We are also making strong progress in developing our follow-on biologic strategy. We have added a CD20 monoclonal antibody program to the recombinant factor VIIa program in our partnership with LFB Biotechnologies. Both of these programs may be eligible for development as follow-on biologics once appropriate legislation is enacted and regulatory guidance is established in the US and EU.”

ATryn® Commercial Launch Activities and Clinical Progress

LEO Pharma initiated the launch of ATryn® at the International Society on Thrombosis and Haemostasis Congress held in Geneva in July. This introduction included a symposium, poster presentations, an exhibit booth and press conferences. LEO is in the process of establishing prices in various European countries. The first commercial sales are anticipated to be in the United Kingdom and will occur in additional countries as pricing is established.

LEO has opened clinical sites and initiated patient enrollment for the Phase II dose ranging study in approximately 200 DIC patients. DIC is the widespread formation of clots within blood vessels, which often leads to organ failure, and is often associated with severe sepsis. In this indication, the infection and resulting septic condition consume much of the patient’s own antithrombin. This antithrombin deficiency then results in DIC. In addition to a number of research studies that support the potential therapeutic value of antithrombin for this indication, DIC is an approved indication for plasma-derived antithrombin in Japan. DIC occurs in an estimated 500,000 severe sepsis cases in the US and European Union each year, of which up to 50% are fatal, representing a major unmet medical need of significant interest in critical care. We estimate the market size of the DIC indication in the US is $2 billion to 3 billion with additional similarly sized markets in Europe and Japan.

GTC is nearing completion of the Phase III study to support a Biologic License Application in the hereditary deficiency indication in the US. The patients have been identified for data collection to satisfy the required number of historical cases treated with plasma-derived antithrombin products. Sufficient patients in the ATryn® treatment arm have been identified to complete the study and the schedule supports the planned availability of top line results before the end of the year.

Antithrombin is used in patients with hereditary deficiency to reduce the risk of the formation of a blood clot known as a deep vein thrombosis, or DVT, during high risk procedures. The primary endpoint of the U.S. study is based on the observation of clinical symptoms of a DVT together with the comparison to historical data. The results from the 14 patients treated in the hereditary deficiency study for Europe will be combined with data from the current study to give a minimum of 31 evaluable patients.

The data on childbirth patients gathered in this phase III study for the U.S. is planned to be used in a subsequent filing with the EMEA in 2008 to request expansion of the approved label to include childbirth procedures in the European Union.

Follow-on Biologics

Follow-on biologics, which are referred to as biosimilars in Europe, are a strategic development area where the economic advantages of our transgenic production technology may enable appropriate pricing of these products. In addition, the antibody dependent cell-mediated cytotoxicity, or ADCC, characteristics of our technology may offer clinical benefits for follow-on monoclonal antibody products. While the enabling legislation and associated regulatory guidance are not fully established, we have begun the development of two products under our agreement with LFB Biotechnologies that may be eligible for consideration as follow-on biologics. The recombinant factor VIIa program was initiated in the fourth quarter of 2006 to begin developing a product similar to NovoSeven®. GTC and LFB have recently begun a program to develop a CD20 monoclonal antibody that is expected to have target specificity similar to Rituximab (Rituxan®, Mabthera®) with relatively higher ADCC.

Financial Results

Revenues for the second quarter 2007 were $2.8 million, a significant increase from the $0.4 million in the second quarter 2006. This increase was driven by revenues from our contracts with PharmAthene and Merrimack Pharmaceuticals, as well as by revenue from LEO for clinical supplies of ATryn®. Revenues totaled $8.3 million for the first six months of 2007 compared to $2.6 million in the first six months of 2006, an increase of 216%. The six-month increase is primarily due to our contract with PharmAthene and the clinical supply of ATryn® to LEO.

Costs of revenue and operating expenses totaled $13.5 million in the second quarter 2007, approximately 42% higher than the $9.5 million total in the second quarter 2006. Costs of revenue and operating expenses totaled $26.7 million in the first half of 2007, approximately 32% higher than the $20.2 million for the first half of 2006. During the second quarter of 2007, a number of batches of ATryn® were rendered unusable during the fill process at our US based fill/finish contractor. We recorded a $2.9 million charge to cost of revenue in connection with the write-off of the inventory in question. While we are pursuing recovery of our losses, we cannot estimate whether or to what extent we will be successful in these efforts, therefore we make no assumption of the recovery, if any, in our financial statements or projections. Our inventory of finished product is sufficient to support LEO’s plans for commercial sales and clinical studies and the completion of our US clinical studies.

In the year to year expense comparisons, the increase for the quarter was due to the $2.9 million inventory write-off as well as to expenses incurred in the development of Factor VIIa under our agreement with LFB which was signed in the fourth quarter of 2006. In addition to the Factor VIIa expenses and the ATryn® inventory write-off, the year to year increase for the six-month period also included the cost of ATryn® product sold to LEO.

The per share results were affected by an increase in the weighted average number of shares outstanding from 61.4 million shares for the second quarter 2006 to 77.9 million shares in the second quarter 2007. The weighted average number of shares outstanding increased from 61.1 million shares for the first six months of 2006 to 77.7 million shares in the first six months of 2006. The increases in the weighted average shares outstanding primarily reflect the issuance of shares of common stock in a registered direct offering in July 2006 and in the equity investment made by LFB. GTC had approximately 77.9 million common shares outstanding as of July 1, 2007.

The $2.9 million inventory write-off accounted for $0.04 of the loss per share for the second quarter 2007 and $0.03 of the loss per share for the first six months 2007. On a pro-forma basis, without the impact of the inventory write-off, the loss would have been $0.10 per share for the second quarter 2007 and $0.20 per share for the six months ended July 1, 2007. Since the inventory write-off is a non-recurring charge, these pro-forma amounts are a better measure of both our second quarter and year to date 2007 results.

Cash and marketable securities at July 1, 2007 totaled $29.7 million, a $14.2 million decrease compared to $43.8 million at December 31, 2006 We estimate our net cash use for the remaining 6 months to be $7 to 9 million, reflecting anticipated revenues from new and existing partnering arrangements including the programs with Merrimack and PharmAthene. We believe that our current cash resources and anticipated receipts will be sufficient to support our operations well into the second half of 2008.

Conference Call Information

GTC Biotherapeutics will discuss these results and expectations with financial analysts in a web cast conference call at 10:00 a.m. (Eastern) today. The dial-in number from inside the United States is 1- 800-573-4752. The dial-in number from outside the United States is 1-617-224-4324. The participant passcode is 79553667. The webcast may be found at www.gtc-bio.com.

About GTC Biotherapeutics, Inc.

GTC Biotherapeutics develops, produces, and commercializes therapeutic proteins through transgenic animal technology. GTC obtained the first approval anywhere in the world for a transgenically produced protein when ATryn®, a recombinant form of human antithrombin, was approved by the European Commission for use in patients with hereditary antithrombin deficiency undergoing surgical procedures. GTC’s intellectual property includes a patent in the United States through 2021 for the production of any therapeutic protein in the milk of any transgenic mammal, as well as a patent application for enhanced ADCC. GTC’s transgenic production platform is particularly well suited to enabling cost effective development of proteins that are difficult to express in traditional recombinant production systems as well as those that are required in large volumes. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the timing and scope of the DIC clinical program, the anticipated timing and countries of Europe where ATryn® will be launched for hereditary deficiency, the planned submission for label expansion of ATryn® in Europe, the progress and prospects for development of ATryn® for approval in the United States, the intent to develop the Factor VIIa and CD20 monoclonal antibody programs as follow-on biologics, and the expected cash to be used in 2007. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies, the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies, the uncertainties associated with intellectual property, and the uncertainty that GTC will be able to obtain additional revenues and financial resources, including through continuing and new external programs and marketing and strategic partners for some of its internal programs and additional equity financings. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended		Six months ended
	July 1,	July 2,	July 1,	July 2,
	2007	2006	2007	2006
Revenue	$2,838	$416	$8,267	$2,617

Costs of revenue and operating expenses:
Cost of revenue	4,124	1,214	8,288	2,437
Research and development	6,687	5,854	13,153	13,332
Selling, general and administrative	2,704	2,425	5,261	4,462

	13,515	9,493	26,702	20,231

Loss from operations	$(10,677)	$(9,077)	$(18,435)	$(17,614)

Other income (expense):	85	(20)	334	14

Net Loss	$(10,592)	$(9,097)	$(18,101)	$(17,600)

Net loss per common share (basic and diluted)	$(0.14)	$(0.15)	$(0.23)	$(0.29)

Weighted average number of shares outstanding (basic and diluted)	77,886	61,397	77,677	61,085

	July 1,	December 31,
	2007	2006
Cash and marketable securities	$29,672	$43,835
Other current assets	2,348	4,383
Property and equipment, (net)	14,634	15,336
Other assets	9,920	9,681

Total assets	$56,574	$73,235

Current liabilities	$12,531	$15,535
Short-term deferred contract revenue	3,518	3,301
Long-term deferred contract revenue	4,959	5,953
Long-term debt	10,008	10,470
Other liabilities	20	20
Stockholders’ equity	25,538	37,956

Total liabilities and stockholders’ equity	$56,574	$73,235